Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS
ADJUSTED BOOK VALUE PER SHARE OF $642, UP 9.5% FOR 2013

HAMILTON, Bermuda (February 7, 2014) - White Mountains Insurance Group, Ltd. (NYSE: WTM) reported an adjusted book value per share of $642 at December 31, 2013, up 3.3% for the quarter and 9.5% for the year, including dividends.

Ray Barrette, Chairman and CEO, commented, “We had a good year.  All parts of our company performed well. We grew ABVPS by 9.5% while heavy with dry powder. Total return on investments for the year was 4.1%. OneBeacon grew its book value by 17.3% for the year, driven by a 92% GAAP combined ratio.  We expect the runoff sale to close later this year.  Sirius Group reported a GAAP combined ratio of 82% for the year, another great year aided by low catastrophes.  Sirius had a successful 1/1/14 renewal season, thanks to broad and deep client relationships around the globe. BAM is off to a good start in a challenging environment. It insured $4.7 billion of par value in its first full year of operation and is now past the $5 billion mark.  It is the clear leader in its target market. We made good progress in developing opportunities to invest in less capital intensive but high potential insurance services and technology businesses, many outside the U.S.”

Adjusted comprehensive income was $128 million in the fourth quarter of 2013 and $340 million in the year, compared to $72 million in the fourth quarter of 2012 and $245 million last year. Net income attributable to common shareholders was $118 million in the fourth quarter of 2013 and $322 million in the year, compared to $68 million in the fourth quarter of 2012 and $207 million last year.

OneBeacon

OneBeacon’s book value per share increased 5.9% for the fourth quarter of 2013 and 17.3% for the year, including dividends. OneBeacon’s GAAP combined ratio was 91% for the quarter and 92% for the year, compared to 112% for the fourth quarter of 2012 and 98% for last year. The combined ratios for both the quarter and the year reflect lower loss and expense ratios than in the 2012 periods. Catastrophe losses were negligible in 2013 while contributing 15 points to the combined ratio for the fourth quarter of 2012 and 5 points to the 2012 combined ratio.

Mike Miller, CEO of OneBeacon, said, “We are very pleased to report 17.3% growth in book value per share for the year, driven by excellent results on all fronts. At a 92%, our 2013 combined ratio is a testament to our disciplined underwriting and specialty focus. Our ongoing businesses continue to grow at a healthy pace in a competitive but reasonable environment. The deep focus on runoff reserves as part of the regulatory review of the sale transaction led to a meaningful reserve increase that was fully offset by reducing the loss on sale incurred in 2012. We remain focused on closing the sale later this year.”

Net written premiums were $263 million in the fourth quarter of 2013, an increase of 6% from the fourth quarter of last year, while net written premiums were $1.1 billion in 2013, a decrease of 8% from last year. Excluding premiums related to exited businesses, net written premiums increased 25% in the quarter and 12% in the year.

During the fourth quarter of 2013, OneBeacon completed a comprehensive actuarial analysis of its runoff loss reserves. As a result of its analysis, OneBeacon increased its runoff loss reserves by $72 million ($47 million after tax), which was offset by an equal reduction of the estimated loss on sale, both reported within discontinued operations.  The sale of the runoff business is pending the completion of regulatory review and is anticipated to close in mid-2014.

Sirius Group

Sirius Group’s GAAP combined ratio was 80% for the fourth quarter and 82% for 2013. This compares to 107% for the fourth quarter of last year and 90% for last year. Both 2013 periods reflect lower catastrophe losses and higher favorable loss reserve development when compared to the 2012 periods. The combined ratio for the fourth quarter of 2013 includes 8 points ($17 million) of catastrophe losses, including $8 million from typhoon Fitow in China and $4 million from windstorm Simone in northern Europe, compared to 44 points ($103 million) of catastrophe losses in the fourth quarter of last year, $98 million of which was from hurricane Sandy. The combined ratio for 2013 includes 10 points ($85 million) of catastrophe losses compared to 13 points ($117 million) last year. Favorable loss reserve development was 10 points ($23 million) in the fourth quarter of 2013, primarily due to reductions in property loss reserves from recent underwriting years, compared to 9 points in the fourth quarter of last year. Favorable loss reserve development was 6 points ($48 million) in 2013 compared to 4 points last year. The combined ratio for 2012 also includes 3 points from agricultural losses, primarily as a result of the drought in the Midwestern United States.

Allan Waters, CEO of Sirius Group, said, “Our 82% combined ratio for 2013 reflects a well-diversified global portfolio and a relatively benign year for catastrophe losses. Sirius Group’s adjusted book value per share grew 11% during 2013, including dividends. White Mountains Solutions booked $8 million of acquisition gains in the fourth quarter, bringing the total to $15 million for the year. We experienced pressure on rates in most lines of business, but our long standing market relationships generated a 5% increase in January 1, 2014 renewal premiums. Bucking industry trends, part of this increase came from our U.S. property catastrophe business, thanks to larger shares of a few major programs.”

Gross written premiums decreased 6% to $173 million and net written premiums decreased 5% to $141 million in the fourth quarter of 2013, while gross written premiums decreased 5% to $1.1 billion and net written premiums decreased 8% to $877 million in 2013, mainly due to a decline in the accident and health line, partially offset by increases in property lines.

HG Global/BAM

For the fourth quarter and full year 2013, HG Global reported pre-tax income of $10 million and $38 million, mostly from interest income on the BAM surplus notes, while BAM reported GAAP pre-tax losses of $18 million and $79 million, driven by interest expense on its surplus notes, unrealized investment losses from higher interest rates, and operating expenses.  BAM manages its affairs on a statutory accounting basis. BAM’s statutory surplus includes surplus notes and is not reduced by accruals of interest expense on the surplus notes. BAM’s statutory surplus is reduced only after a payment of principal or interest has been approved by the New York Department of Financial Services.

BAM does not report stand-alone GAAP financial results but White Mountains is required to consolidate BAM’s results in its GAAP financial statements. Since BAM is a mutual insurance company that is owned by its members, BAM’s results do not affect White Mountains’ adjusted book value per share and are attributed to non-controlling interests.

Seán W. McCarthy, CEO of BAM, said, “In our first full year of operation, BAM established a strong foothold in the U.S. municipal market. Our market share of the total par value of new insured municipal bonds grew from 20% in January to 38% for all of 2013. BAM guaranteed a majority — 53% — of the primary-market transactions that were insured, reflecting our consistent focus on our target market of small- to mid-sized issuers. We also made inroads in the secondary municipal bond market, and in December began to offer our insurance for real-time electronic execution over the TMC Bonds trading platform. We are optimistic about our business prospects going forward. Having achieved full nationwide licensing in December, we now have the opportunity to broaden our geographic reach and play a larger role in the market in the years ahead.”

Other Operations

White Mountains’ Other Operations segment reported pre-tax income of $6 million and $15 million in the fourth quarter and year ended December 31, 2013, compared to $5 million of pre-tax losses and $8 million of pre-tax income in the fourth quarter and year ended December 31, 2012.  The results for White Mountains’ Other Operations segment for all periods were driven by the results of investment assets contained within the segment.

White Mountains’ Other Operations segment reported net realized and unrealized investment gains of $36 million and $97 million in the fourth quarter and year ended December 31, 2013 compared to $4 million and $45 million in the comparable periods last year. Net investment income decreased to $4 million and $15 million in fourth quarter and year ended December 31, 2013 from $6 million and $33 million in the comparable periods last year. The decrease in net investment income for the full year is primarily due a lower average investment base and a shift in the Other Operations segment portfolio from fixed maturities towards common equity securities. WM Life Re reported losses of $1 million and $17 million in the fourth quarter and year ended December 31, 2013 compared to $5 million and $19 million in the fourth quarter and year ended December 31, 2012.

Investment in Symetra Common Shares

During the second quarter of 2013, White Mountains executed a cashless exercise of its Symetra warrants. The cashless exercise resulted in the issuance of 2,648,879 additional common shares of Symetra in exchange for the warrants to purchase 9,487,872 Symetra common shares. The value of White Mountains’ investment in Symetra warrants increased $11 million in the first six months of 2013 prior to the exercise. The value of the Symetra warrants increased $4 million in the fourth quarter of 2012 and $18 million last year.

During the fourth quarter and year ended December 31, 2013, White Mountains recorded $11 million and $35 million in equity in earnings from its investment in Symetra’s common shares, which increased the value of the investment in Symetra’s common shares used in the calculation of White Mountains’ adjusted book value per share to $18.00 per Symetra common share at December 31, 2013. This compares to Symetra’s quoted stock price of $18.96 and Symetra’s book value per common share excluding unrealized gains and losses from its fixed maturity investment portfolio of $19.95.

Investment Activities
The GAAP total return on invested assets was 1.6% and 4.1% for the fourth quarter and year ended December 31, 2013. Currency translation did not meaningfully impact investment returns in either period. This compared to a GAAP total return of 0.7% and 4.9% for the fourth quarter and year ended December 31, 2012. Currency translation did not impact the fourth quarter of 2012, while 2012 included 0.5% of currency gains.

Manning Rountree, President of White Mountains Advisors, said, “The total portfolio was up 1.6% in the quarter and 4.1% for the year; satisfying results over both periods.  Absolute returns from bonds were modest in 2013, but relative bond performance was excellent.  In local currencies, the fixed income portfolio was up 0.4% in the quarter and 0.5% for the year, outperforming the Barclay’s Intermediate Aggregate Index over both periods. Absolute returns from equities were strong in 2013, but relative equity performance was poor.  The total equity portfolio was up 6.4% for the quarter and 18.9% for the year, lagging the S&P 500 over both periods.  Our two largest separate accounts, Prospector and Lateef, returned 23.2% and 30.5% for the year, respectively. Currency was a non-factor, impacting total returns by less than 0.1% for the year.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-K with the Securities and Exchange Commission on or before March 3, 2014 and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures. White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from book value. In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 7.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains’ common shareholders. The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains’ common shareholders is included on page 8.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements. The words “will”, “believe”, “intend”, “expect”, “anticipate”, “project”, “estimate”, “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’:

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of its business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•	the risks associated with Item 1A of White Mountains’ 2012 Annual Report on Form 10-K;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch; and

•	other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(Unaudited)

	December 31, 2013	September 30, 2013	December 31, 2012
Assets
Fixed maturity investments	$5,030.5	$4,914.0	$5,196.2
Short-term investments	635.9	648.0	630.6
Common equity securities	1,156.8	1,110.7	1,029.7
Convertible fixed maturity investments	80.5	84.8	127.4
Other long-term investments	288.9	300.0	294.2
Total investments	7,192.6	7,057.5	7,278.1

Cash	382.8	411.0	462.4
Reinsurance recoverable on paid and unpaid losses	453.5	434.8	447.0
Insurance and reinsurance premiums receivable	518.9	684.9	556.3
Funds held by ceding companies	106.3	101.1	127.4
Investments in unconsolidated affiliates	321.4	331.7	387.9
Deferred acquisition costs	174.7	188.2	195.3
Deferred tax asset	512.1	555.5	569.6
Ceded unearned insurance and reinsurance premiums	92.4	116.4	91.8
Accounts receivable on unsettled investment sales	12.1	38.2	3.9
Other assets	497.4	431.0	548.9
Assets held for sale	1,880.1	1,957.2	2,226.8
Total assets	$12,144.3	$12,307.5	$12,895.4

Liabilities
Loss and loss adjustment expense reserves	$3,079.3	$3,108.1	$3,168.9
Unearned insurance and reinsurance premiums	901.4	1,010.3	924.1
Debt	676.4	676.3	751.2
Deferred tax liability	356.2	329.6	341.3
Ceded reinsurance payable	71.9	153.6	116.5
Funds held under insurance and reinsurance contracts	127.1	89.1	43.7
Accounts payable on unsettled investment purchases	20.5	28.1	11.4
Other liabilities	634.0	668.0	1,053.3
Liabilities held for sale	1,880.1	1,957.2	2,226.8
Total liabilities	7,746.9	8,020.3	8,637.2

Equity
White Mountains’ common shareholders’ equity
White Mountains’ common shares and paid-in surplus	1,051.1	1,046.6	1,057.2
Retained earnings	2,802.3	2,684.4	2,542.7
Accumulated other comprehensive income, after tax:
Equity in net unrealized (losses) gains from investments in unconsolidated affiliates	(40.4)	(23.5)	57.7
Net unrealized foreign currency translation gains	88.4	93.5	85.7
Pension liability and other	4.1	(11.0)	(11.5)
Total White Mountains’ common shareholders’ equity	3,905.5	3,790.0	3,731.8

Non-controlling interests
Non-controlling interest - OneBeacon Ltd.	273.7	263.3	251.4
Non-controlling interest - SIG Preference Shares	250.0	250.0	250.0
Non-controlling interest - HG Global	16.6	16.6	16.6
Non-controlling interest - BAM	(97.6)	(80.7)	(36.0)
Non-controlling interest - other	49.2	48.0	44.4
Total non-controlling interests	491.9	497.2	526.4
Total equity	4,397.4	4,287.2	4,258.2
Total liabilities and equity	$12,144.3	$12,307.5	$12,895.4

WHITE MOUNTAINS INSURANCE GROUP, LTD.
BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE
(Unaudited)

	December 31, 2013	September 30, 2013	December 31, 2012	September 30, 2012
Book value per share numerators (in millions):

White Mountains’ common shareholders’ equity - book value per share numerator (1)	$3,905.5	$3,790.0	$3,731.8	$3,809.3
Equity in net unrealized losses (gains) from Symetra’s fixed maturity portfolio, net of applicable taxes	40.4	23.5	(57.7)	(59.3)
Adjusted book value per share numerator (1)	$3,945.9	$3,813.5	$3,674.1	$3,750.0

Book value per share denominators (in thousands of shares):

Common shares outstanding - book value per share denominator (1)	6,176.7	6,176.7	6,291.0	6,583.7
Unearned restricted common shares	(33.0)	(41.2)	(38.7)	(46.8)
Adjusted book value per share denominator (1)	6,143.7	6,135.5	6,252.3	6,536.9

Book value per share	$632.30	$613.60	$593.20	$578.60
Adjusted book value per share	$642.27	$621.56	$587.63	$573.66

(1) Excludes out-of-the-money stock options.

	December 31, 2013		December 31, 2012
	QTD	YTD	QTD	YTD

Growth in adjusted book value per share, including dividends	3.3%	9.5%	2.4%	8.6%

Dividends per share	$—	$1.00	$—	$1.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Earned insurance and reinsurance premiums	$494.0	$518.3	$1,987.3	$2,063.6
Net investment income	26.4	33.8	110.9	153.6
Net realized and unrealized investment gains (losses)	95.6	(5.0)	161.7	118.2
Other revenue	10.6	19.3	57.5	100.3

Total revenues	626.6	566.4	2,317.4	2,435.7
Expenses:
Loss and loss adjustment expenses	243.3	372.2	1,040.5	1,193.9
Insurance and reinsurance acquisition expenses	95.9	104.0	376.9	430.2
Other underwriting expenses	87.3	93.4	331.3	321.8
General and administrative expenses	55.6	34.7	179.6	171.6
Accretion of fair value adjustment to loss and lae reserves	.2	1.2	1.7	10.6
Interest expense on debt	10.1	11.7	42.5	44.8

Total expenses	492.4	617.2	1,972.5	2,172.9

Pre-tax income (loss) from continuing operations	134.2	(50.8)	344.9	262.8

Income tax (expense) benefit	(27.4)	101.0	(76.6)	15.7

Net income from continuing operations	106.8	50.2	268.3	278.5

Gain (loss) from sale of discontinued operations, net of tax	46.6	—	46.6	(91.0)
Net (loss) income from discontinued operations, net of tax	(46.9)	.5	(42.1)	(24.0)

Income before equity in earnings of unconsolidated affiliates	106.5	50.7	272.8	163.5

Equity in earnings of unconsolidated affiliates, net of tax	11.7	5.5	36.6	29.9

Net income	118.2	56.2	309.4	193.4
Net (income) loss attributable to non-controlling interests	(.3)	12.0	12.4	14.0

Net income attributable to White Mountains’ common shareholders	117.9	68.2	321.8	207.4

Comprehensive income, net of tax:
Change in equity in net unrealized (losses) gains from investments in unconsolidated affiliates	(16.9)	(1.6)	(98.1)	57.7
Change in foreign currency translation, pension liability and other	15.1	3.4	23.5	36.7

Comprehensive income	116.1	70.0	247.2	301.8
Comprehensive (income) loss attributable to non-controlling interests	(5.1)	.4	(5.2)	.8
Comprehensive income attributable to White Mountains’ common shareholders	111.0	70.4	242.0	302.6

Change in equity in net unrealized losses (gains) from Symetra’s fixed maturity portfolio	16.9	1.6	98.1	(57.7)

Adjusted comprehensive income	$127.9	$72.0	$340.1	$244.9

Income (loss) per share attributable to White Mountains’ common shareholders
Basic income (loss) per share
Continuing operations	$19.14	$10.36	$51.15	$47.41
Discontinued operations	(.05)	.07	.74	(16.91)
Total consolidated operations	$19.09	$10.43	$51.89	$30.50

Diluted income (loss) per share
Continuing operations	$19.14	$10.36	$51.15	$47.41
Discontinued operations	(.05)	.07	.74	(16.91)
Total consolidated operations	$19.09	$10.43	$51.89	$30.50

WHITE MOUNTAINS INSURANCE GROUP, LTD.
QTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Three Months Ended December 31, 2013			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$274.2	$219.5	$.2	$.1	$—	$494.0
Net investment income	10.2	10.8	.3	1.4	3.7	26.4
Net investment income (loss) - surplus note interest	—	—	10.0	(10.0)	—	—
Net realized and unrealized investment gains (losses)	29.5	31.6	(.3)	(1.2)	36.0	95.6
Other revenue - foreign currency translation losses	—	(4.4)	—	—	—	(4.4)
Other revenue	1.1	9.9	—	.1	3.9	15.0

Total revenues	315.0	267.4	10.2	(9.6)	43.6	626.6
Expenses:
Loss and loss adjustment expenses	148.4	94.9	—	—	—	243.3
Insurance and reinsurance acquisition expenses	48.0	47.5	—	.4	—	95.9
Other underwriting expenses	54.1	33.1	—	.1	—	87.3
General and administrative expenses	1.0	9.0	.3	8.3	37.0	55.6
Accretion of fair value adjustment to loss and lae reserves	—	.2	—	—	—	.2
Interest expense on debt	3.2	6.6	—	—	.3	10.1

Total expenses	254.7	191.3	.3	8.8	37.3	492.4

Pre-tax income (loss)	$60.3	$76.1	$9.9	$(18.4)	$6.3	$134.2

For the Three Months Ended December 31, 2012			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$286.0	$232.3	$—	$—	$—	$518.3
Net investment income	12.1	14.1	.2	1.3	6.1	33.8
Net investment income (loss) - surplus note interest	—	—	10.1	(10.1)	—	—
Net realized and unrealized investment (losses) gains	(2.2)	(5.6)	(.2)	(1.0)	4.0	(5.0)
Other revenue - foreign currency translation gains	—	6.8	—	—	—	6.8
Other revenue - Symetra warrants	—	—	—	—	4.1	4.1
Other revenue	(.4)	14.9	—	—	(6.1)	8.4

Total revenues	295.5	262.5	10.1	(9.8)	8.1	566.4
Expenses:
Loss and loss adjustment expenses	197.5	174.7	—	—	—	372.2
Insurance and reinsurance acquisition expenses	63.8	40.2	—	—	—	104.0
Other underwriting expenses	59.0	34.3	—	.1	—	93.4
General and administrative expenses	3.8	9.3	.7	8.4	12.5	34.7
Accretion of fair value adjustment to loss and lae reserves	—	1.2	—	—	—	1.2
Interest expense on debt	4.7	6.6	—	—	.4	11.7

Total expenses	328.8	266.3	.7	8.5	12.9	617.2

Pre-tax (loss) income	$(33.3)	$(3.8)	$9.4	$(18.3)	$(4.8)	$(50.8)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Twelve Months Ended December 31, 2013			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,120.4	$866.4	$.4	$.1	$—	$1,987.3
Net investment income	41.1	48.8	1.0	4.7	15.3	110.9
Net investment income (loss) - surplus note interest	—	—	40.2	(40.2)	—	—
Net realized and unrealized investment gains (losses)	49.4	26.7	(2.0)	(9.3)	96.9	161.7
Other revenue - foreign currency translation losses	—	(1.0)	—	—	—	(1.0)
Other revenue - Symetra warrants	—	—	—	—	10.8	10.8
Other revenue	31.2	17.8	—	.4	(1.7)	47.7

Total revenues	1,242.1	958.7	39.6	(44.3)	121.3	2,317.4
Expenses:
Loss and loss adjustment expenses	622.1	418.4	—	—	—	1,040.5
Insurance and reinsurance acquisition expenses	208.9	166.5	.1	1.4	—	376.9
Other underwriting expenses	204.8	126.1	—	.4	—	331.3
General and administrative expenses	12.0	30.5	1.4	32.5	103.2	179.6
Accretion of fair value adjustment to loss and lae reserves	—	1.7	—	—	—	1.7
Interest expense on debt	13.0	26.3	—	—	3.2	42.5

Total expenses	1,060.8	769.5	1.5	34.3	106.4	1,972.5

Pre-tax income (loss)	$181.3	$189.2	$38.1	$(78.6)	$14.9	$344.9

For the Twelve Months Ended December 31, 2012			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,132.0	$931.6	$—	$—	$—	$2,063.6
Net investment income	53.6	65.0	.3	1.9	32.8	153.6
Net investment income (loss) - surplus note interest	—	—	18.4	(18.4)	—	—
Net realized and unrealized investment gains	55.7	17.3	—	—	45.2	118.2
Other revenue - foreign currency translation gains	—	39.9	—	—	—	39.9
Other revenue - Hamer and Bri-Mar (1)	—	—	—	—	24.1	24.1
Other revenue - Symetra warrants	—	—	—	—	17.7	17.7
Other revenue	(.5)	30.7	—	—	(11.6)	18.6

Total revenues	1,240.8	1,084.5	18.7	(16.5)	108.2	2,435.7
Expenses:
Loss and loss adjustment expenses	650.0	543.9	—	—	—	1,193.9
Insurance and reinsurance acquisition expenses	249.4	180.8	—	—	—	430.2
Other underwriting expenses	205.2	116.4	—	.2	—	321.8
General and administrative expenses - Hamer and Bri-Mar (1)	—	—	—	—	21.0	21.0
General and administrative expenses	13.4	35.3	4.5	19.6	77.8	150.6
Accretion of fair value adjustment to loss and lae reserves	—	10.6	—	—	—	10.6
Interest expense on debt	16.9	26.2	—	—	1.7	44.8

Total expenses	1,134.9	913.2	4.5	19.8	100.5	2,172.9

Pre-tax income (loss)	$105.9	$171.3	$14.2	$(36.3)	$7.7	$262.8

(1)  On December 31, 2011, Tuckerman Fund I was dissolved and all of the net assets of the fund, which consisted of the LLC units of Hamer and Bri-Mar, two small manufacturing companies, were distributed. As of October 1, 2012, Hamer and Bri-Mar are no longer consolidated and are accounted for as investments in unconsolidated affiliates.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
SELECTED FINANCIAL DATA
(Dollars in millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
OneBeacon	2013	2012	2013	2012

GAAP Ratios
Loss and LAE	54%	69%	56%	58%
Expense	37%	43%	36%	40%
Combined	91%	112%	92%	98%

Net written premiums	$262.5	$248.8	$1,088.6	$1,179.2
Earned premiums	$274.2	$286.0	$1,120.4	$1,132.0

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Sirius Group	2013	2012	2013	2012

GAAP Ratios
Loss and LAE	43%	75%	48%	58%
Expense	37%	32%	34%	32%
Combined	80%	107%	82%	90%

Gross written premiums	$173.4	$185.3	$1,120.4	$1,178.8
Net written premiums	$141.0	$148.2	$876.6	$947.7
Earned premiums	$219.5	$232.3	$866.4	$931.6

	Three Months Ended	Twelve Months Ended
BAM	December 31, 2013	December 31, 2013

Gross par value of primary market policies priced	$1,236.4	$4,451.5
Gross par value of secondary market policies priced	177.0	351.0
Total gross par value of market policies priced	$1,413.4	$4,802.5
Gross par value of primary and secondary market policies issued	$1,589.7	$4,705.8
Gross written premiums	$5.4	$13.6
Member surplus contributions collected	$5.6	$17.1

	Three Months Ended	Twelve Months Ended
HG Global	December 31, 2013	December 31, 2013

Net written premiums	$4.2	$10.6
Earned premiums	$.2	$.4

	As of December 31, 2013
Unearned premiums	$10.3
Deferred acquisition costs	$2.4